EXHIBIT 99.1

Heico Corporation Reports Continued Strong Net Sales, Operating Income and Net Income for the First Quarter of Fiscal 2014; Full Year Fiscal 2014 Net Income Growth Estimate Raised

1st Quarter Net Income Up 38% on Net Sales Increase of 23% and Operating Income Increase of 44%

HOLLYWOOD, Fla. and MIAMI, Feb. 25, 2014 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 38% to $27.5 million, or 41 cents per diluted share, in the first quarter of fiscal 2014, up from $20.0 million, or 30 cents per diluted share, in the first quarter of fiscal 2013.

Operating income increased 44% to $50.4 million in the first quarter of fiscal 2014, up from $34.9 million in the first quarter of fiscal 2013.  The Company's consolidated operating margin increased to 18.9% in the first quarter of fiscal 2014, up from 16.1% in the first quarter of fiscal 2013.

Net sales increased 23% to $266.8 million in the first quarter of fiscal 2014, up from $216.5 million in the first quarter of fiscal 2013.

Net income per diluted share in the first quarter of fiscal 2014 includes a net 4 cent benefit from a reduction in the value of a liability for contingent consideration related to a prior year acquisition, offset by lower than expected operating income at the acquired business.

Consolidated Results

Laurans A. Mendelson, HEICO's Chairman and CEO, commented on the Company's first quarter results stating, "We are pleased to report continued year-over-year increases in net sales and operating income within both our Flight Support Group and Electronic Technologies Group.  These results principally reflect strong organic growth of 19% within our Flight Support Group and the benefit of well managed profitable businesses within our Electronic Technologies Group.

Cash flow provided by operating activities increased to $33.5 million in the first quarter of fiscal 2014, representing 122% of net income, as compared to $13.3 million in the first quarter of fiscal 2013.

Our net debt to shareholders' equity ratio was 50.0% as of January 31, 2014, with net debt (total debt less cash and cash equivalents) of $364.0 million principally incurred to fund our fiscal 2013 acquisitions and the payment of special cash dividends in fiscal 2014 and 2013.  We have no significant debt maturities until fiscal 2019 and plan to utilize our financial flexibility to aggressively pursue high quality acquisition opportunities.

As we look ahead to the remainder of fiscal 2014, we continue to anticipate organic growth within our product lines that serve the commercial aviation markets.  Within the Electronic Technologies Group, we expect overall organic growth consistent with the prior year, reflecting higher demand for the majority of our products, moderated by lower demand for certain of our defense-related products.  During the remainder of fiscal 2014, we plan to continue our focus on new product development, further market penetration, executing our acquisition strategies and maintaining our financial strength.

Based on our current economic visibility, we are increasing our fiscal 2014 year-over-year net income growth estimate to 10% - 12%, up from our prior 8% - 10% growth estimate.  We continue to estimate fiscal 2014 year-over-year growth in net sales of 12% - 14%, our full year fiscal 2014 consolidated operating margin to approximate 18%, capital expenditures to approximate $25 million, depreciation and amortization expense to approximate $49 million and cash flow from operations to approximate $160 million.  Consistent with our long-term growth goals, management continues to target net income growth averaging 20% over the next one to three years including the effects of additional acquired businesses."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's first quarter results stating, "Our year-over-year growth in net sales and operating income in the first quarter of fiscal 2014 were driven by strong organic growth and the acquisition of profitable, well-managed businesses.

The Flight Support Group's net sales increased 31% to $181.6 million in the first quarter of fiscal 2014, up from $139.0 million in the first quarter of fiscal 2013.  The fiscal 2014 first quarter increase reflects organic growth of approximately 19% as well as additional net sales of $15.6 million from a fiscal 2013 acquisition.  The fiscal 2014 first quarter organic growth principally reflects new product offerings and continued improving market conditions within our aftermarket replacement parts and repair and overhaul services product lines and within our specialty products lines.

The Flight Support Group's operating income in the first quarter of fiscal 2014 increased 33% to $32.2 million, up from $24.2 million in the first quarter of fiscal 2013.  The increase in the first quarter of fiscal 2014 is primarily attributed to the previously mentioned net sales growth.

The Flight Support Group's operating margin in the first quarter of fiscal 2014 increased to 17.7%, up from 17.4% in the first quarter of fiscal 2013.  The increase in the first quarter of fiscal 2014 principally reflects the previously mentioned higher net sales volumes."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO's Electronic Technologies Group, commented on the Electronic Technologies Group's first quarter results stating, "The Electronic Technologies Group reported another solid quarter, with year-over-year growth in net sales and operating income.

The Electronic Technologies Group's net sales increased 11% to $87.5 million in the first quarter of fiscal 2014, up from $78.8 million in the first quarter of fiscal 2013.  The increase in the first quarter of fiscal 2014 reflects additional net sales of $8.1 million from a fiscal 2013 acquisition and organic growth of approximately 1%.

The Electronic Technologies Group's operating income in the first quarter of fiscal 2014 increased by 47% to $22.9 million, up from $15.5 million in the first quarter of fiscal 2013.  The increase in the first quarter of fiscal 2014 reflects a $4.0 million increase in operating income as a result of the decrease in accrued contingent consideration related to a fiscal 2013 acquisition partially offset by lower than expected operating income at the acquired business principally due to unanticipated costs associated with certain contracts in the backlog at acquisition.  The balance of the increase in operating income results primarily from the increase in net sales.

The Electronic Technologies Group's operating margin in the first quarter of fiscal 2014 increased to 26.2%, up from 19.7% in the first quarter of fiscal 2013.  The increase in the first quarter of fiscal 2014 principally reflects the aforementioned increase in operating income from the fiscal 2013 acquired business."

(NOTE:  HEICO has two classes of common stock traded on the NYSE.  Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects.  The only difference between the share classes is the voting rights.  The Class A Common Stock (HEI.A) has 1/10 vote per share and the Common Stock (HEI) has one vote per share.)

There are currently approximately 39.6 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 26.8 million shares of HEICO's Common Stock (HEI) outstanding.  The stock symbols for HEICO's two classes of common stock on most websites are HEI.A and HEI.  However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Wednesday, February 26, 2014 at 9:00 a.m. Eastern Standard Time to discuss its first quarter results.  Individuals wishing to participate in the conference call should dial:  U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 59227963.  A digital replay will be available two hours after the completion of the conference for 14 days.  To access, dial:  (404) 537-3406, and enter the Conference ID 59227963.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group.  HEICO's customers include a majority of the world's airlines and overhaul shops as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunications and electronics equipment manufacturers.  For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies.  HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product development or product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; product development difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest and income tax rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense budget cuts, which could reduce our defense-related revenue.  Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended January 31,
	2014		2013
Net sales	$266,826		$216,490
Cost of sales	174,709		138,901
Selling, general and administrative expenses	41,732		42,650
Operating income	50,385		34,939
Interest expense	(1,281)		(640)
Other income	158		285
Income before income taxes and noncontrolling interests	49,262		34,584
Income tax expense	16,700		9,600
Net income from consolidated operations	32,562		24,984
Less: Net income attributable to noncontrolling interests	5,107		5,026
Net income attributable to HEICO	$27,455	(a)	$19,958	(b)

Net income per share attributable to HEICO shareholders: (c)
Basic	$.41	(a)	$.30	(b)
Diluted	$.41	(a)	$.30	(b)

Weighted average number of common shares outstanding: (c)
Basic	66,393		66,189
Diluted	67,352		66,798

	Three Months Ended January 31,
	2014		2013
Operating segment information:
Net sales:
Flight Support Group	$181,585		$138,998
Electronic Technologies Group	87,492		78,841
Intersegment sales	(2,251)		(1,349)
	$266,826		$216,490

Operating income:
Flight Support Group	$32,203		$24,245
Electronic Technologies Group	22,904		15,546
Other, primarily corporate	(4,722)		(4,852)
	$50,385		$34,939

HEICO CORPORATION

Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)  During the first quarter of fiscal 2014, the Company recorded a reduction in the value of the liability for contingent consideration related to a fiscal 2013 acquisition that was partially offset by lower than expected operating income at the acquired business resulting in an increase in net income attributable to HEICO of approximately $2.6 million, or $.04 per basic and diluted share.

(b)  During the first quarter of fiscal 2013, the Company recognized an income tax credit for qualified research and development activities for the last ten months of fiscal 2012 upon the retroactive extension in January 2013 of Section 41 of the Internal Revenue Code, "Credit for Increasing Research Activities," to cover the period from January 1, 2012 to December 31, 2013. The tax credit, net of expenses, increased net income attributable to HEICO by $1.0 million, or $.01 per basic and diluted share.

(c) All fiscal 2013 share and per share information has been adjusted retrospectively to reflect a 5-for-4 stock split effected in October 2013.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	January 31, 2014	October 31, 2013
Cash and cash equivalents	$15,239	$15,499
Accounts receivable, net	150,214	157,022
Inventories, net	224,109	218,893
Prepaid expenses and other current assets	45,035	50,058
Total current assets	434,597	441,472
Property, plant and equipment, net	96,802	97,737
Goodwill	687,044	688,489
Intangible assets, net	234,170	241,558
Other assets	70,953	63,759
Total assets	$1,523,566	$1,533,015

Current maturities of long-term debt	$1,148	$697
Other current liabilities	143,455	160,589
Total current liabilities	144,603	161,286
Long-term debt, net of current maturities	378,137	376,818
Deferred income taxes	124,219	128,482
Other long-term liabilities	90,863	83,976
Total liabilities	737,822	750,562
Redeemable noncontrolling interests	58,003	59,218
Shareholders' equity	727,741	723,235
Total liabilities and equity	$1,523,566	$1,533,015

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended January 31,
	2014	2013
Operating Activities:
Net income from consolidated operations	$32,562	$24,984
Depreciation and amortization	12,050	8,140
Share-based compensation expense	2,600	1,094
Issuance of common stock to HEICO Savings and Investment Plan	683	—
Tax benefit from stock option exercises	93	5,170
Excess tax benefit from stock option exercises	(93)	(5,105)
Deferred income tax (benefit) provision	(1,999)	803
Decrease in value of contingent consideration	(7,046)	(159)
Decrease in accounts receivable	6,586	12,142
Increase in inventories	(5,536)	(4,960)
Decrease in current liabilities	(9,357)	(27,113)
Other	3,006	(1,713)
Net cash provided by operating activities	33,549	13,283

Investing Activities:
Capital expenditures	(3,990)	(4,466)
Acquisitions, net of cash acquired	(569)	(1,242)
Other	(34)	(3)
Net cash used in investing activities	(4,593)	(5,711)

Financing Activities:
Borrowings on revolving credit facility, net	2,000	123,000
Cash dividends paid	(27,225)	(116,645)
Distributions to noncontrolling interests	(1,608)	(2,310)
Acquisitions of noncontrolling interests	(1,243)	(16,610)
Revolving credit facility issuance costs	(767)	(570)
Redemptions of common stock related to share-based compensation	(273)	(2,364)
Proceeds from stock option exercises	158	286
Excess tax benefit from stock option exercises	93	5,105
Other	(181)	(152)
Net cash used in financing activities	(29,046)	(10,260)

Effect of exchange rate changes on cash	(170)	326

Net decrease in cash and cash equivalents	(260)	(2,362)
Cash and cash equivalents at beginning of year	15,499	21,451
Cash and cash equivalents at end of period	$15,239	$19,089
CONTACT: Thomas S. Irwin (954) 987-4000 ext. 7560
         Victor H. Mendelson (305) 374-1745 ext. 7590
         Carlos L. Macau, Jr. (954) 987-4000 ext. 7570